EXHIBIT 4.2

WASTE MANAGEMENT, INC.

Officers’ Certificate Delivered Pursuant to

Section 301 of the Indenture dated as of September 10, 1997

The undersigned, the Vice President and Treasurer, and the Corporate Secretary of Waste Management, Inc. (the “Company”), hereby certify that:

1. This Certificate is delivered to The Bank of New York Mellon Trust Company, N.A. (the current successor to Texas Commerce Bank National Association), as trustee (the “Trustee”), pursuant to Sections 102 and 301 of the Indenture dated as of September 10, 1997 between the Company, formerly known as USA Waste Services, Inc., and the Trustee in connection with the Company Order dated February 26, 2015 (the “Order”) for the authentication and delivery by the Trustee of $600,000,000 aggregate principal amount of 3.125% Senior Notes due 2025 (the “Notes”).

2. The undersigned have read Sections 102, 103, 301 and 303 of the Indenture and the definitions in the Indenture relating thereto.

3. The statements made herein are based either upon the personal knowledge of the persons making this Certificate or on information, data and reports furnished to such persons by the officers, counsel, department heads or employees of the Company who have knowledge of the facts involved.

4. The undersigned have examined the Order, and they have read the covenants, conditions and provisions of the Indenture relating thereto.

5. In the opinion of the persons making this Certificate, they have made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not all covenants and conditions provided for in the Indenture with respect to the Order have been complied with.

6. All covenants and conditions (including all conditions precedent) provided in the Indenture to the authentication and delivery by the Trustee of $600,000,000 aggregate principal amount of the Notes have been complied with, and such Notes may be delivered in accordance with the Order as provided in the Indenture.

7. The terms of the Notes (including the Form of Note) as set forth in Annex A to this Officers’ Certificate have been approved by officers of the Company as duly authorized by resolutions of the Board of Directors of the Company as of August 24, 2012 and such resolutions, copies of which are attached hereto as Annex B, are in full force and effect as of the date hereof.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has hereunto executed as of the date first written above.

Devina A. Rankin
Vice President and Treasurer

Courtney A. Tippy
Corporate Secretary

Annex A

Terms of the Notes

Pursuant to authority granted by the Board of Directors of the Company on August 24, 2012 and the Sole Director of Waste Management Holdings, Inc. on September 24, 2012 and February 5, 2015, the Company has approved the establishment, issuance, execution and delivery of a new series of Securities (as defined in the Indenture) to be issued under the Indenture dated as of September 10, 1997 (the “Indenture”), between the Company, formerly known as USA Waste Services, Inc., and The Bank of New York Mellon Trust Company, N.A. (the current successor to Texas Commerce Bank National Association), as trustee (the “Trustee”), the terms of which are set forth below. Capitalized terms used but not defined herein are used herein as defined in the Indenture.

(1)	The title of the series of Securities shall be “3.125% Senior Notes due 2025” (the “Notes”).

(2)	The Notes shall be general unsecured, senior obligations of the Company.

(3)	The initial aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture shall be $600,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture); provided, however, that the authorized aggregate principal amount of such series may be increased before or after the issuance of any Notes of such series by a Board Resolution (or action pursuant to a Board Resolution) to such effect.

(4)	The principal amount of each Note shall be payable on March 1, 2025.

(5)	Each Note shall bear interest from February 26, 2015 at the fixed rate of 3.125% per annum; the Interest Payment Dates on which such interest shall be payable shall be March 1 and September 1, of each year, commencing September 1, 2015, until maturity unless such date falls on a day that is not a Business Day, in which case, such payment shall be made on the next day that is a Business Day. The Regular Record Date for the determination of Holders to whom interest is payable shall be February 15 or August 15, respectively, immediately preceding such date, as the case may be.

(6)	If a “Change of Control Triggering Event” (as defined in the Notes) occurs, each Holder of the Notes may require the Company to purchase all or a portion of such Holder’s Notes at a price equal to 101% of the principal amount, plus accrued interest, if any, to the date of purchase, on the terms and subject to the conditions set forth in the Notes.

(7)	The Notes are to be issued as Registered Securities only. Each Note is to be issued as a book-entry note (“Book-Entry Note”) but in certain circumstances may be represented by Notes in definitive form. The Book-Entry Notes shall be issued, in whole or in part, in the form of one or more Notes in global form as contemplated by Section 203 of the Indenture. The Depositary with respect to the Book-Entry Notes shall be The Depository Trust Company, New York, New York.

(8)	Payments of principal of, premium, if any, and interest due on the Notes representing Book-Entry Notes on any Interest Payment Date or at maturity will be made available to the Trustee by 11:00 a.m., New York City time, on such date, unless such date falls on a day which is not a Business Day, in which case such payments will be made available to the Trustee by 11:00 a.m., New York City time, on the next Business Day. As soon as possible thereafter, the Trustee will make such payments to the Depositary.

(9)	Before the Par Call Date, the Notes will be redeemable and repayable, at the option of the Company, at any time in whole, or from time to time in part, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the Notes matured on the Par Call Date (exclusive of interest accrued to the Redemption Date (as defined in the Notes) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield (as defined in the Notes) plus 20 basis points; plus, in either case, accrued interest to the Redemption Date. On or after the Par Call Date, the Notes will be redeemable and repayable, at the option of the Company, at any time in whole, or from time to time in part, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest on the Notes to be redeemed to the Redemption Date. “Par Call Date” means December 1, 2024.

(10)	The Company shall have no obligation to redeem, purchase or repay the Notes pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a Holder thereof.

(11)	The Notes will be subject to defeasance and discharge as contemplated by Section 1302 of the Indenture and to covenant defeasance under Section 1303 of the Indenture.

(12)	The Notes shall be entitled to the benefit of the covenants contained in Sections 1008 and 1009 of the Indenture.

(13)	The Bank of New York Mellon Trust Company, N.A. shall serve initially as Security Registrar for the Notes.

(14)	The Notes shall be substantially in the form of Exhibit A hereto.

(15)	The Notes will be fully and unconditionally guaranteed on a senior basis by the Company’s wholly owned subsidiary, Waste Management Holdings, Inc., pursuant to the terms and conditions of a Guarantee Agreement dated February 26, 2015 (the “Guarantee”). The amount of the Guarantee will be limited to the extent required under applicable fraudulent conveyance laws to cause the Guarantee to be enforceable. The terms and conditions of the Guarantee shall continue in full force and effect for the benefit of holders of the Notes until release thereof as set forth in Section 6 of the Guarantee.

BOOK-ENTRY SECURITY

THIS SECURITY IS A BOOK-ENTRY SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION FOR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

RGN		Principal Amount
	WASTE MANAGEMENT, INC.	U.S. $ , which may be decreased by the Schedule of Exchanges of Definitive Security attached hereto

3.125% SENIOR NOTES DUE 2025

CUSIP 94106LBA6

WASTE MANAGEMENT, INC., a Delaware corporation (the “Company,” which term includes any successors under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO. or registered assigns, at the office or agency of the Company, the principal sum of                                          Million ($        ) U.S. dollars, or such lesser principal sum as is shown on the attached Schedule of Exchanges of Definitive Security, on March 1, 2025 in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest at an annual rate of 3.125% payable on March 1 and September 1 of each year, to the person in whose name this Security is registered at the close of business on the record date for such interest, which shall be the preceding February 15 or August 15, respectively, payable commencing September 1, 2015, with interest consisting of interest accrued from February 26, 2015.

Reference is made to the further provisions of this Security set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

The statements in the legends set forth above are an integral part of the terms of this Security and by acceptance hereof the Holder of this Security agrees to be subject to, and bound by, the terms and provisions set forth in each such legend.

This Security is issued in respect of a series of Securities of an initial aggregate of U.S. $600,000,000 in principal amount designated as the 3.125% Senior Notes due 2025 of the Company and is governed by the Indenture dated as of September 10, 1997, duly executed and delivered by the Company, formerly known as USA Waste Services, Inc., to The Bank of New York Mellon Trust Company N.A. (the current successor to Texas Commerce Bank National Association) as trustee (the “Trustee”), as supplemented by Board Resolutions (as defined in the Indenture) (such Indenture and Board Resolutions, collectively, the “Indenture”). The terms of the Indenture are incorporated herein by reference. This Security shall in all respects be entitled to the same benefits as definitive Securities under the Indenture.

If and to the extent that any provision of the Indenture limits, qualifies or conflicts with any other provision of the Indenture that is required to be included in the Indenture or is deemed applicable to the Indenture by virtue of the provisions of the Trust Indenture Act of 1939, as amended, such required provision shall control.

The Company hereby irrevocably undertakes to the Holder hereof to exchange this Security in accordance with the terms of the Indenture without charge.

This Security shall not be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been manually signed by the Trustee under the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: February 26, 2015	WASTE MANAGEMENT, INC., a Delaware corporation

By:
Devina A. Rankin
Vice President and Treasurer

Attest:

By:
Courtney A. Tippy
Corporate Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Date of Authentication: February 26, 2015	The Bank of New York Mellon Trust Company N.A., as Trustee

By:
Lawrence M. Kusch
Vice President

REVERSE OF BOOK-ENTRY SECURITY

WASTE MANAGEMENT, INC.

3.125% SENIOR NOTES DUE 2025

This Security is one of a duly authorized issue of unsecured debentures, notes or other evidences of indebtedness of the Company (the “Debt Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to the Indenture, to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Debt Securities. The Debt Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture. This Security is one of a series designated as the 3.125% Senior Notes due 2025 of the Company, in initial aggregate principal amount of $600,000,000 (the “Securities”).

1.	Interest.

The Company promises to pay interest on the principal amount of this Security at the rate of 3.125% per annum.

The Company will pay interest semi-annually on March 1 and September 1 of each year (each an “Interest Payment Date”), commencing September 1, 2015. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid on the Securities, from February 26, 2015. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Company shall pay interest (including post-petition interest in any proceeding under any applicable bankruptcy laws) on overdue installments of interest (without regard to any applicable grace period) and on overdue principal and premium, if any, from time to time on demand at the rate of 3.125% per annum, in each case to the extent lawful.

2.	Method of Payment.

The Company shall pay interest on the Securities (except Defaulted Interest) to the persons who are the registered Holders at the close of business on the Regular Record Date immediately preceding the Interest Payment Date. Any such interest not so punctually paid or duly provided for (“Defaulted Interest”) may be paid to the persons who are registered Holders at the close of business on a Special Record Date for the payment of such Defaulted Interest, or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Securities may then be listed if such manner of payment shall be deemed practicable by the Trustee, as more fully provided in the Indenture. Except as provided below, the Company shall pay principal and interest in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts (“U.S. Legal Tender”). Payments in respect of a Book-Entry Security (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depository. Payments in respect of Securities in definitive form (including principal, premium, if any, and interest) will be made at the office or agency of the Company maintained for such purpose within the Borough of Manhattan, the City of New York, which initially will be at the corporate trust office of The Bank of New York Mellon, located at 101 Barclay Street, Floor 21W, New York, New York, 10286 or at the option of the Company, payment of interest may be made by check mailed to the Holders on the Regular Record Date or on the Special Record Date at their addresses set forth in the Security Register of Holders.

3.	Paying Agent and Registrar.

Initially, The Bank of New York Mellon Trust Company, N.A. will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar at any time upon notice to the Trustee and the Holders. The Company or any of its Subsidiaries may, subject to certain exceptions, act as Paying Agent, Registrar or co-Registrar.

4.	Indenture.

This Security is one of a duly authorized issue of Debt Securities of the Company issued and to be issued in one or more series under the Indenture.

Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Securities include those stated in the Indenture and all indentures supplemental thereto, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture, and those terms stated in the Officers’ Certificate to the Trustee, duly authorized by resolutions of the Board of Directors of the Company on August 24, 2012 (the “Resolutions”) and the written consents of the Sole Director of Waste Management Holdings, Inc. on September 24, 2012 and February 5, 2015 (the “Consents”). The Securities are subject to all such terms, and Holders of Securities are referred to the Indenture, all indentures supplemental thereto, said Act, said Resolutions and said Consents and Officers’ Certificate for a statement of them. The Securities of this series are general unsecured obligations of the Company limited with an initial aggregate principal amount of $600,000,000.

5.	Redemption.

Before the Par Call Date, the Securities will be redeemable and repayable, at the option of the Company, at any time in whole, or from time to time in part, at a Redemption Price (the “Make-Whole Price”) equal to the greater of: (i) 100% of the principal amount of the Securities to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities that would be due if such Securities matured on the Par Call Date (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 20 basis points; plus, in either case, accrued interest to the Redemption Date.

On or after the Par Call Date, the Securities will be redeemable and repayable, at the option of the Company, at any time in whole, or from time to time in part, at a Redemption Price equal to 100% of the principal amount of the Securities to be redeemed plus accrued interest on the Securities to be redeemed to the Redemption Date.

Securities called for redemption become due on the Redemption Date. Notices of redemption will be mailed at least 30 but not more than 60 days before the Redemption Date to each holder of record of the Securities to be redeemed at its registered address. The notice of redemption for the Securities will state, among other things, the amount of Securities to be redeemed, the Redemption Date, the Redemption Price or, if not ascertainable, the manner of determining the Make-Whole Price and the place(s) that payment will be made upon presentation and surrender of Securities to be redeemed. Unless the Company defaults in payment of the Make-Whole Price, interest will cease to accrue on any Securities that have been called for redemption at the Redemption Date. If less than all the Securities are redeemed at any time, the Trustee will select the Securities to be redeemed on a pro rata basis or by any other method the Trustee deems fair and appropriate.

For purposes of determining the Make-Whole Price, the following definitions are applicable:

“Treasury Yield” means, with respect to any Redemption Date applicable to the Securities, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding such Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Securities, calculated as if the maturity date of such notes were the Par Call Date (the “Remaining Life”), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of the Securities.

“Independent Investment Banker” means any of Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC (and their respective successors), or, if all such firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee and reasonably acceptable to the Company.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations obtained by the Trustee for the Redemption Date, after excluding the highest and lowest of all Reference Treasury Dealer Quotations obtained, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Trustee.

“Par Call Date” means December 1, 2024.

“Reference Treasury Dealer” means (i) each of Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC (and their respective successors), unless any of them ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date for the Securities, an average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the Securities (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

Except as set forth above, the Securities will not be redeemable prior to their Stated Maturity and will not be entitled to the benefit of any sinking fund.

The Securities may be redeemed in part in a minimum principal amount of $2,000, or any integral multiple of $1,000 in excess thereof.

Any such redemption will also comply with Article Eleven of the Indenture.

6.	Change of Control Offer.

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Securities as described in Section 5, the Company shall make an offer (a “Change of Control Offer”) to each Holder of the Securities to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Securities on the terms set forth herein. In a Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of Securities repurchased (a “Change of Control Payment”), plus accrued and unpaid interest, if any, on the Securities repurchased to the date of repurchase, subject to the right of holders of record on the applicable record date to receive interest due on the next Interest Payment Date.

Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall mail a notice to Holders of the Securities describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offer to repurchase such Securities on the date specified in the applicable notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice may, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

Upon the Change of Control Payment Date, the Company shall, to the extent lawful:

•	accept for payment all Securities or portions of Securities properly tendered and not withdrawn pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and

•

deliver or cause to be delivered to the Trustee the Securities properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions of Securities being repurchased.

The Company need not make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Securities properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Securities if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company will comply with the applicable requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of this Security, the Company may comply with those securities laws and regulations and, if so, will not be deemed to have breached its obligations under the Change of Control Offer provisions of this Security by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the Securities, the following terms are applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries, taken as a whole, to any person, other than the Company or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person, measured by voting power rather than number of shares, immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or (5) the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the preceding, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of Voting Stock of the Company immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term ‘‘person,’’ as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date the Securities were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc. and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P and (2) if any of Fitch, Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a ‘‘nationally recognized statistical rating organization’’ within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the Securities is lowered by at least two of the three Rating Agencies and the Securities are rated below an Investment Grade Rating by at least two of the three Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of the Securities is under publicly announced consideration for a possible downgrade by any of the rating agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified ‘‘person’’ (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

7.	Denominations; Transfer; Exchange.

The Securities are issued in registered form, without coupons, in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may register the transfer of, or exchange, Securities in accordance with the Indenture. The Securities Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

8.	Person Deemed Owners.

The registered Holder of a Security may be treated as the owner of it for all purposes.

9.	Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture may be amended or supplemented, and any existing Event of Default or compliance with any provision may be waived, with the consent of the Holders of a majority in principal amount of the Outstanding Securities of each series affected. Without consent of any Holder, the parties thereto may amend or supplement the Indenture or the Securities to, among other things, cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the interests of any Holder of a Security. Any such consent or waiver by the Holder of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Security and any Securities which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.

10.	Defaults and Remedies.

If an Event of Default with respect to the Securities occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Securities then Outstanding may declare the principal amount of all the Securities to be due and payable immediately in the manner and with the effect provided in the Indenture. Notwithstanding the preceding sentence, however, if at any time after such a declaration of acceleration has been made and before judgment or decree for payment of the money due has been obtained by the Trustee as provided in the Indenture, the Holders of a majority in principal amount of the Outstanding Securities, by written notice to the Company and to the Trustee, may rescind and annul such declaration and its consequences if (1) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Securities, (B)

the principal of (and premium, if any, on) any Securities which has become due otherwise than by such declaration of acceleration and any interest thereon at the rate prescribed therefor herein, (C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate prescribed therefor herein, and (D) all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and (2) all Events of Default under the Indenture with respect to the Securities, other than the nonpayment of the principal of Securities which has become due solely by such declaration acceleration, shall have been cured or shall have been waived. No such rescission shall affect any subsequent Event of Default or shall impair any right consequent thereon. Holders of Securities may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Securities then outstanding may direct the Trustee in its exercise of any trust or power.

11.	Trustee Dealings with Company.

The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company and its Affiliates and any subsidiary of the Company’s Affiliates, and may otherwise deal with the Company and its Affiliates as if it were not the Trustee.

12.	Authentication.

This Security shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Security.

13.	Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Security or an assignee, such as: TEN COM (tenant in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G/M/A (Uniform Gifts to Minors Act).

14.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the accuracy of such number as printed on the Securities and reliance may be placed only on the other identification numbers printed hereon.

15.	Absolute Obligation.

No reference herein to the Indenture and no provision of this Security or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Security in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

16.	No Recourse.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in any Security, or because of any indebtedness evidenced thereby, shall be had against any incorporator, past, present or future stockholder, officer or director, as such of the Company or of any successor, either directly or through the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Security by the Holder and as part of the consideration for the issue of the Security.

17.	Governing Law.

This Security shall be construed in accordance with and governed by the laws of the State of New York.

18.	Guarantee.

The Securities will be fully and unconditionally guaranteed on a senior basis by the Company’s wholly owned subsidiary, Waste Management Holdings, Inc., pursuant to the terms and conditions of a Guarantee Agreement dated February 26, 2015 (the “Guarantee”). The amount of the Guarantee will be limited to the extent required under applicable fraudulent conveyance laws to cause the Guarantee to be enforceable. The terms and conditions of the Guarantee shall continue in full force and effect for the benefit of holders of the Securities until release thereof as set forth in Section 6 of the Guarantee.

SCHEDULE OF EXCHANGES OF DEFINITIVE SECURITY

The following exchanges of a part of this Book-Entry Security for definitive Securities have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Book-Entry Security	Amount of increase in Principal Amount of this Book-Entry Security	Principal Amount of this Book-Entry Security following such decrease (or increase)	Signature of authorized officer of Trustee or Security Custodian

Annex B

Resolutions of the Board of Directors

of Waste Management, Inc.

WHEREAS, on September 22, 2009, Waste Management, Inc. (the “Company”) filed with the Securities Exchange Commission (the “SEC”) an automatic shelf registration statement on Form S-3, File No. 333-162059 (the “Automatic Shelf Registration Statement”), which registered the offer and sale by the Company from time to time of common stock; senior and subordinated debt securities; preferred stock; warrants; units; and guarantees by Waste Management Holdings, Inc., a wholly-owned subsidiary of the Company (“WMHI”), with respect to debt securities, in one or more classes or series in amounts as may be determined at the time of any offering; and

WHEREAS, pursuant to rules and regulations promulgated by the SEC, the Automatic Shelf Registration Statement will expire, by its terms, on September 22, 2012, three years after the effective date of the Automatic Shelf Registration Statement; and

WHEREAS, at the time of the Board of Directors’ approval of the Automatic Shelf Registration Statement, the Board of Directors also authorized the Company to offer and sell up to an aggregate of $3,000,000,000 of Securities (the “2009 Issuance Authorization”); and

WHEREAS, the Company desires, and finds it in the best interests of the Company, to file a new automatic shelf registration statement on Form S-3 in order to facilitate any future offerings of securities by the Company or any selling security holders.

NOW, THEREFORE, BE IT RESOLVED, that the Company is hereby authorized to prepare and file with the SEC an automatic shelf registration statement on Form S-3 (the “New Registration Statement”), pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), which New Registration Statement may cover, among other things, unsecured senior or subordinated debentures, notes or other evidences of indebtedness of the Company (collectively “Debt Securities”); shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”); warrants to purchase shares of Common Stock; shares of preferred stock in such series with such designations, powers, preferences and relative and other special rights and qualifications, limitations and restrictions as the Board of Directors may from time to time authorize; guarantees of securities by WMHI; and any units consisting of one or more of the foregoing (the Debt Securities, Common Stock, warrants, preferred stock, guarantees and units collectively referred to herein as the “Securities”), to be issued from time to time;

RESOLVED FURTHER, that the proper officers (as established pursuant to these resolutions) be, and they hereby are, authorized, in their sole and absolute discretion, subject to any limitations set forth in these resolutions, to cause the Company to offer and sell up to an aggregate of $3,000,000,000 of Securities without further approval of the Board of Directors;

RESOLVED FURTHER, that upon the filing date of the New Registration Statement, authority to make new issuances of Securities pursuant to the 2009 Issuance Authorization shall be deemed rescinded;

RESOLVED FURTHER, that the proper officers and the authorized employees (as established pursuant to these resolutions) be, and each of them hereby is, authorized, in the name and on behalf of the Company, to execute and cause to be filed with the SEC any and all amendments (including, without limitation, post-effective amendments) or supplements to the New Registration Statement and any prospectus included therein and any additional documents which such officer or employee may deem necessary or desirable with respect to the registration and offering of the Securities, and such amendments, supplements, registration statements and documents to be in such form as the officer or employee executing the same may approve, as conclusively evidenced by his execution thereof;

RESOLVED FURTHER, that the General Counsel of the Company be, and he hereby is, designated and appointed the agent for service of process on the Company under the Securities Act in connection with the New Registration Statement and any and all amendments and supplements thereto, with all powers incident to such appointment;

RESOLVED FURTHER, that the proper officers and authorized employees be and hereby are authorized and directed in the name and on behalf of the Company to take any and all action which they may deem necessary or advisable in order to effect the registration or qualification of all or part of the Securities to be registered under the Securities Act, for offer and sale under the securities or Blue Sky laws of the states of the United States of America, and in connection therewith, to execute, acknowledge, verify, deliver, file and publish all such applications, reports, issuer’s covenants, resolutions, consents to service of process, or appointments of governmental officials for the purpose of receiving and accepting service of process on the laws, and to take any and all further action which they may deem necessary or advisable in order to maintain any such registration or qualification for as long as they deem the same to be in the best interest of the Company;

RESOLVED FURTHER, that the form of any additional resolutions required in connection with the appropriate qualification or registration of the Securities for offer and sale under such securities or Blue Sky laws, be and hereby is approved and adopted, provided the appropriate officers of the Company, on the advice of counsel, consider the adoption thereof necessary or advisable, in which case the Secretary or any Assistant Secretary of the Company is hereby directed to insert as an appendix hereto a copy of such resolutions, which shall thereupon be deemed to have been adopted by this Board of Directors with the same force and effect as if set out verbatim herein;

RESOLVED FURTHER, that any of the proper officers or authorized employees be, and each of them hereby is, authorized to approve at any time and from time to time, one or more forms of underwriting agreements (and related terms agreement) and agency agreement (and related purchase agreement) and any other agreement or agreements any of such persons may deem necessary or appropriate in connection with the arrangements for the purchase of any of the Securities, and that such persons be, and each of them hereby is, authorized to execute and deliver, in the name and on behalf of the Company, any such agreement or agreements in substantially the form approved by any of them, with such changes therein as the person executing the same may approve, as conclusively evidenced by the execution and delivery thereof, it being understood that, in the case of any terms agreement or purchase agreement referred to above, it shall not be necessary for any of the proper officers to approve any individual agreement pursuant to which Securities are to be sold if the form thereof has previously been approved as provided in this resolution;

RESOLVED FURTHER, that any of the proper officers be, and each of them hereby is, authorized, at any time and from time to time, on behalf of the Company, (i) to determine, within any limits that may be set by the Board of Directors, the number of shares of Common Stock, preferred stock or other equity securities to be offered and sold by the Company pursuant to the New Registration Statement, including any shares underlying warrants or convertible Debt Securities, (ii) to authorize the reserve and issuance of such shares and (iii) to take any and all action and to do or cause to be done any and all things which may appear to any of the proper officers to be necessary or advisable in order to authorize, offer, issue, and sell such shares of Common Stock, pursuant to the New Registration Statement and the applicable purchase agreement, which action could be taken or which things could be done by the Board of Directors of the Company;

RESOLVED FURTHER, that any of the proper officers may, at any time and from time to time, on behalf of the Company, authorize the issuance of one or more series of Securities under the Company’s indentures, within any limits that may be set by the Board of Directors, and in connection therewith establish, or, if all of the Securities of such series may not be originally issued at one time, to the extent deemed appropriate, prescribe the manner of determining, within any limitations established by any of the proper officers and subject in either case to the limitations set forth in these resolutions, all of the terms of such Securities;

RESOLVED FURTHER, that, in connection with any such series of Securities (but without limiting the authority hereinafter in these resolutions conferred with respect to the issuance of Securities of a series which may not all be originally issued at one time), any of the proper officers is authorized at any time or from time to time to determine the price or prices to be received by the Company in any offering or sale of Securities of such series, any public offering price or prices thereof, any discounts to be allowed or commissions to be paid to any agent, dealer or underwriter and any other terms of offering or sale of Securities of such series and to sell Securities of such series in accordance with any applicable purchase agreement or other agreement(s);

RESOLVED FURTHER, that, in connection with the issuance of Securities of any series which may not be originally issued at one time (except as may be inconsistent with any action taken by any of the proper officers, as hereinabove provided, in connection with such series), any of the proper officers may delegate any of its authority pursuant to these resolutions to any officer of the Company, including authority to fix the terms of such Securities;

RESOLVED FURTHER, that, in connection with any such series of Securities, any of the proper officers is authorized to approve any amendment, modification or supplement to the Company’s indentures and that any proper officer be, and each of them hereby is, authorized to execute and deliver, in the name and on behalf of the Company, any such amendment, modification or supplement, substantially in the form approved by any proper officer;

RESOLVED FURTHER, that the proper officers and authorized employees be, and each of them hereby is, authorized, in the name and on behalf of the Company, to execute and deliver such other agreements (including indemnity agreements), documents, certificates, orders, requests and instruments as may be contemplated by the Company’s indentures or required by the trustee thereunder, the security registrar or any other agent of the Company under such indentures in connection therewith or as may be necessary or appropriate in connection with the issuance and sale of Securities thereunder;

RESOLVED FURTHER, that the proper officers be, and each of them hereby is, authorized, subject to and in accordance with the Company’s indentures and any action taken by any of the proper officers in connection therewith, from time to time to appoint or designate on behalf of the Company one or more security registrars, paying agents and transfer agents for each series of Securities, to rescind on behalf of the Company any such appointment or designation and to approve on behalf of the Company any change in the location of any office through which any such security registrar, paying agent or transfer agent acts, and in connection therewith to take such action and to make, execute and deliver, or cause to be made, executed and delivered, such agreements, instruments and other documents as any such officer may deem necessary or appropriate;

RESOLVED FURTHER, that the proper officers and authorized employees be, and each of them hereby is, authorized, in the name and on behalf of the Company, to make application to such securities exchange or exchanges as the persons acting shall deem necessary or appropriate for the listing thereof of any of the Securities (including any Common Stock or preferred stock underlying any convertible Securities) and in connection therewith to appoint one or more listing agents and to prepare, or cause to be prepared, execute and file, or cause to be filed, an application or applications for such listing and any and all amendments thereto and any additional certificates, documents, letters and other instruments which any such officer may deem necessary or desirable; that such officers, or such other person as any such officer may designate in writing, be, and each of them hereby is, authorized to appear before any official or officials or before any body of any such exchange, with authority to make such changes in such application, amendments, certificates, documents, letters and other instruments and to execute and deliver such agreements relative thereto, including, without limitation, listing agreements, fee agreements and indemnity agreements relating to the use of facsimile signatures as they, or any one of them, may deem necessary or appropriate in order to comply with the requirements of any such exchange or to effect such listing;

RESOLVED FURTHER, that the proper officers be, and each of them hereby is, authorized, in the name and on behalf of the Company, to make application to the SEC for registration of any series of the Securities under Section 12 or other applicable section of the Securities Exchange Act of 1934, and the proper officers and authorized employees are hereby authorized to prepare or cause to be prepared, and to execute and file, or cause to be filed, with the SEC and any securities exchange an application or applications for such registration and any and all amendments thereto and any additional certificates, documents, letters and other instruments which any such officer may deem necessary or desirable;

RESOLVED FURTHER, that the officers and authorized employees of the Company be, and each of them hereby is, authorized to take, or cause to be taken, any and all action which any such officer may deem necessary or desirable in order to carry out the purpose and intent of the foregoing resolutions or in order to perform, or cause to be performed, the obligations of the Company under the Securities, the New Registration Statement and any indenture, purchase agreement, or other agreement referred to herein, and, in connection therewith, to make, execute and deliver, or cause to be made, executed and delivered, all agreements, undertakings, documents, certificates, orders, requests or instruments in the name and on behalf of the Company as each such officer or authorized employee may deem necessary or appropriate;

RESOLVED FURTHER, that for purposes of these resolutions, the term “proper officer” shall mean any or all of the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Chief Accounting Officer and the Treasurer of the Company and the term “authorized employees” shall mean either or both of the Vice President and Assistant General Counsel – Corporate and Securities and the Senior Legal Counsel – Corporate & Securities of the Company;

RESOLVED FURTHER, that the form of any additional resolutions required in connection with the foregoing resolutions be and hereby is approved and adopted, provided the proper officers of the Company, on the advice of counsel, consider the adoption thereof necessary or advisable, in which case the Secretary or any Assistant Secretary of the Company is hereby directed to insert as an appendix hereto a copy of such resolutions, which shall, upon execution, be deemed to have been adopted by this Board of Directors with the same force and effect as if set out verbatim herein; and

RESOLVED FURTHER, that any officer of the Company is hereby authorized and directed to make, provide, execute, and deliver any and all statements, applications, certificates, representations, payments, notices, receipts, and other instruments and documents and take any and all other actions which in the opinion of such officer is or may be necessary or appropriate in connection with or to consummate any of the matters covered by the foregoing resolutions.